Exhibit 99.1

Center Financial Reports 2009 Fourth Quarter and Year-End Results

LOS ANGELES--(BUSINESS WIRE)--January 28, 2010--Center Financial Corporation (NASDAQ:CLFC), the holding company of Center Bank, today reported financial results for its fourth quarter and full year ended December 31, 2009.

2009 FOURTH QUARTER SUMMARY:

  Company closed on two separate private placement transactions raising a total of $86.3 million in new capital
  Company’s capital ratios significantly strengthened with total risk-based capital ratio of 17.66% and tier 1 leverage capital ratio of 12.40% at December 31
  Detailed loan review completed in preparation for planned private placement near year-end
  Provision for loan losses of $22.6 million
  Nonperforming loans of $63.5 million at December 31
  Delinquent loans 30 to 89 days past due of $13.4 million at year-end, representing 0.87% of total loans
  Net charge-offs totaled $28.1 million for Q4, $57.1 million for full year
  Allowance for loan losses to gross loans equal 3.81% at December 31
  Gross loans further reduced to $1.54 billion at year-end
  Noninterest bearing deposits, money market accounts and savings deposit balances increased from September 30, 2009 levels, while time deposits declined significantly as brokered deposits were run off
  Company posts full impairment of its goodwill and core deposit intangible for a total of $1.4 million
  Deferred tax asset impairment of $15.0 million results in net tax provision of $8.0 million
  Net loss of $24.5 million, equal to $1.41 per common share, for the 2009 fourth quarter

“Center Financial closed a most difficult 2009 on high grounds with numerous achievements that strengthened the company’s position going into 2010,” said Jae Whan (J.W.) Yoo, president and chief executive officer. “We continued to strengthen our balance sheet and significantly enhanced our liquidity position. Throughout the year, we made more stringent our methodology for calculating reserves, which contributed to a strong build up of our reserves to levels that we believe sufficiently address the company’s current credit risk profile. We expanded our own stress testing capabilities and are now systematically performing reviews on a quarterly basis. In addition to our regular semi-annual external loan review, we engaged another third party to complete a detailed loan review ahead of imminent capital raise plans.

“Following these actions, Center Financial successfully completed two separate private placements late in the year raising a net total of $82.8 million in new capital for the company. The strong participation by the board and management team underscores a unified commitment to the organization. Both of these transactions were considerably oversubscribed for by the institutional investors and the local Korean-American community. We believe this was a resounding vote of confidence for Center Financial’s leadership to successfully navigate through the current economic storm and capitalize on the opportunities ahead,” Yoo said.

ASSET QUALITY

As previously announced and in preparation for the planned capital raise, Center Financial engaged a third party outside of its semi-annual external loan review to complete a detailed review of the bank’s 200 largest loan relationships. The extensive review, which was designed to be consistent with heightened regulatory standards in the current environment, encompassed approximately 75% of the commercial real estate loan portfolio and included 8 of the 20 largest commercial and industrial loans. Based on this review and considering the market’s expectations for declining commercial real estate valuations, the company proactively migrated a number of previously impaired credits to nonaccrual status and took aggressive actions to dispose of certain potential problem assets.

Nonperforming loans as of December 31, 2009 totaled $63.5 million, compared with $43.0 million at September 30, 2009. Total nonperforming assets as of December 31, 2009, including $4.3 million in other real estate owned (OREO), equaled $67.7 million, or $64.9 million net of the SBA guarantee. This compares with total nonperforming assets at September 30, 2009 of $47.8 million, or $44.7 million net of the SBA guarantee, including $4.8 million in OREO. Total nonperforming assets represented 4.39% of gross loans and OREO at December 31, 2009, compared with 2.99% at September 30, 2009.

Delinquent loans 30 to 89 days past due decreased to $13.4 million as of December 31, 2009 from $15.6 million at September 30, 2009. Performing troubled debt restructurings (TDRs) that are not accounted for in nonaccrual or delinquent loans equaled $4.4 million at December 31, 2009, which is relatively the same level as of September 30, 2009.

Net charge-offs during the 2009 fourth quarter totaled $28.1 million, compared with $11.8 million in the preceding third quarter as the company moved aggressively to dispose of potential problem credits. This increased the company’s net charge-offs for 2009 to $57.1 million. As a percentage of average loans on an annualized basis, net charge-offs equaled 3.49% for the full year ended December 31, 2009.

Center Financial recorded a provision for loan losses of $22.6 million for the 2009 fourth quarter, taking into consideration the findings of the detailed loan review and the current economic conditions. With this provision, the company said it believes its allowance for loan losses, which totaled $58.5 million at December 31, 2009 and represented 3.81% of gross loans, was sufficient to absorb the inherent losses in its portfolio. In the preceding 2009 third quarter, the company posted a $10.6 million provision and the allowance for loan losses was $64.0 million as of September 30, 2009, representing 4.01% of gross loans.

LOANS & DEPOSITS

Gross loans at December 31, 2009 totaled $1.54 billion, reflecting a decrease from $1.59 billion at September 30, 2009. The continued strategic reductions reflect lower levels of loan originations in the challenging credit environment, higher levels of loan pay-offs and charge-offs and assertive measures to dispose of potential problem assets. Net loans as a percentage of total assets declined to 67.5% at December 31, 2009 from 69.4% at September 30, 2009, principally due to higher levels of liquidity on balance sheet.

Total deposits at December 31, 2009 equaled $1.75 billion, compared with $1.81 billion at September 30, 2009. The company said strong increases in its core deposit categories, including noninterest-bearing deposits, money market account and savings were more than offset by a $116.6 million decline in its times deposit end of period balances, primarily in brokered certificates of deposit. At year-end, noninterest-bearing demand deposits increased by $19.9 million from September 30, 2009 to $352.4 million and represented 20.2% of total deposits. Money market accounts increased by $25.3 million to $528.3 million and savings deposits grew by $8.9 million to $86.6 million from September 30, 2009. The company’s loan-to-deposit ratio equaled 84.6% at December 31, 2009, compared with 84.4% at September 30, 2009.

The average cost of interest-bearing deposits continued to decline sharply, decreasing by 39 basis points to 1.97% for the three months ended December 31, 2009 from 2.36% for the preceding 2009 third quarter. Total cost of deposits declined 35 basis points to 1.60% at year-end from 1.95% at September 30, 2009.

BALANCE SHEET SUMMARY & CAPITAL

Total assets at December 31, 2009 increased to $2.19 billion from $2.06 billion at year-end 2008, primarily reflecting higher levels of liquidity on the balance sheet, partially offset by an ongoing strategic reduction in the company’s loan portfolio. Reflecting these lower balances, average interest-earning assets for the 2009 fourth quarter equaled $2.01 billion, compared with $2.06 billion for the preceding third quarter.

Total shareholders’ equity at December 31, 2009 increased to $256.1 million from $214.6 million at December 31, 2008 primarily reflecting the positive effect of the capital raise transactions in the 2009 fourth quarter. As of December 31, 2009, the company’s tangible common equity as a percentage of tangible assets, as a non-GAAP financial measure, equaled 6.01%, compared with 7.69% at December 31, 2008. Center Financial was strongly capitalized at year-end 2009, with all of its capital ratios exceeding all guidelines as outlined in the informal agreement entered into with the company’s regulators. As of December 31, 2009, the company’s capital position improved sharply from the preceding period end as a result of the capital raises with the total risk-based capital ratio increasing to 17.66%, Tier 1 risk-based capital ratio advancing to 16.38%, and Tier 1 leverage ratio expanding to 12.40%.

2009 FOURTH QUARTER OPERATIONAL HIGHLIGHTS

Net interest income before provision for loan losses increased to $15.2 million for the three months ended December 31, 2009 from $14.8 million for the preceding 2009 third quarter, as reductions in the company’s deposit costs offset the adverse effect of lower loan balances, declining loan yields and the reversal of interest on nonaccrual loans. For the 2008 fourth quarter, the company reported net interest income before provision for loan losses of $17.8 million. The average yield on loans for the 2009 fourth quarter equaled 5.63%, compared with 5.91% in the preceding 2009 third quarter and 6.37% for the prior-year fourth quarter. The average yields on the investment portfolio were 3.41% for the 2009 fourth quarter, 3.82% for the 2009 third quarter and 4.58% for the fourth quarter of 2008.

The company’s net interest margin for the 2009 fourth quarter rose 15 basis points to 3.00% from 2.85% in the preceding third quarter, but was lower when compared with 3.71% in the fourth quarter a year ago. The company attributed the sequential expansion in net interest margin principally to a 35 basis point reduction in cost of deposits and lower balances in low-yielding Federal funds sold, partially offset by the decline in weighted average loan yields, decreasing loan balances and the reversal of previously accrued interest income on loans placed on non-accrual status during the quarter.

Noninterest income totaled $3.4 million in the fourth 2009 quarter, versus $3.3 million in the 2009 third quarter and $1.2 million in the prior-year fourth quarter.

Total noninterest expense for the 2009 fourth quarter was $12.5 million, compared to $11.7 million for the 2009 third quarter and $10.2 million for the year-ago fourth quarter. The company noted that while its compensation expenses declined by 11.0% from the preceding 2009 third quarter, total noninterest expenses on a sequential basis was higher due to a full impairment of its goodwill and core deposit intangible for a total of $1.4 million. The company’s efficiency ratio for the 2009 fourth quarter equaled 66.95%, compared with 64.53% for the preceding 2009 third quarter and 53.25% for the 2008 fourth quarter.

As previously guided, following an evaluation of its deferred tax asset, the company recorded an impairment of $15.0 million based on the current economic conditions, which resulted in a net tax provision of $8.0 million for the 2009 fourth quarter. Including this significantly higher-than-usual tax provision and the $22.6 million loan loss provision for the quarter, Center Financial incurred a net loss of $24.5 million, equal to $1.41 per common share, for the 2009 fourth quarter. This compares with a net loss of $2.5 million, or $0.19 per common share, for the preceding 2009 third quarter, and a net loss of $6.1 million, equal to $0.37 per common share, for the prior-year fourth quarter.

For the 2009 fourth quarter, Center Financial posted a loss on average assets and loss on average equity of 4.44% and 48.45%, respectively. This compares with loss on average assets of 0.45% and loss on average equity of 5.01% in the preceding third quarter of 2009. For the year-ago fourth quarter, loss on average assets equaled 1.20% and loss on average equity was 13.53%.

Yoo concluded, “With the close of 2009, we have completed two years of strategic deleveraging and reserve building. We believe that the prudent, assertive and tactical actions that we have taken to date position Center Financial on strong grounds to return to profitability and capitalize on growth opportunities in 2010.”

Use of Non-GAAP Financial Measures

This news release includes “non-GAAP financial measures” within the meaning of the Securities and Exchange Commission rules. Tangible common equity per common share and tangible common equity to tangible assets are non-GAAP financial measures. Tangible common equity was calculated as total shareholders’ equity less preferred stock and related dividend and accretion of preferred stock discount, goodwill and intangible assets, net. Tangible common equity to tangible assets represents tangible common equity divided by total assets less goodwill and other intangible assets, net. The calculation of tangible common equity may differ among companies in light of diversity in presentation in the marketplace. Management believes that these measures are useful when comparing banks with preferred stock due to TARP funding to banks without preferred stock on their balance sheet and for evaluating a company’s capital levels. This information is being provided in response to market participant interest in these financial metrics. This information is not intended to be considered in isolation or as a substitute for the relevant measures calculated in accordance with U.S. GAAP. The reconciliations of these non-GAAP financial measures to GAAP financial measure included in this news release are attached herein.

Investor Conference Call

The company will host an investor conference call on Friday, January 29, 2010 at 9 a.m. PST (12 noon EST) to review financial results for its 2009 fourth quarter and full year. The institutional investment community is invited to participate in the call by dialing 866-202-4367 (domestic) or 617-213-8845 (international) and entering passcode 43939983. Other interested parties are invited to listen to the live call through a listen-only audio Web broadcast via the Internet in the Investor Relations section of www.centerbank.com. Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, the audio broadcast will be archived for one year. A telephonic replay of the call will be available through Friday, February 5, 2010 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering replay passcode 79205107.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s soundest financial institutions focusing on the Korean-American community, with total assets of $2.19 billion at December 31, 2009. Headquartered in Los Angeles, Center Bank operates a total of 19 full-service branches and one loan production office. The company has 16 full-service branches located throughout Southern California. Center Bank also operates two branches and one loan production office in the Seattle area, along with one branch in Chicago. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com

This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our cautionary statements contained in Center Financial Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission (SEC) are incorporated herein by reference. These factors include, but are not limited to: competition in the financial services market for both deposits and loans; the ability of Center Financial and its subsidiaries to increase its customer base; changes in interest rates; new litigation or changes or adverse developments in existing litigation; and regional and general economic conditions. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

CENTER FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
(Dollars in thousands)
	December 31,
	2009	2008
ASSETS
Cash and due from banks	$34,294	$45,129
Federal funds sold	145,810	50,435
Money market funds and interest-bearing deposits in other banks	52,698	2,647
Cash and cash equivalents	232,802	98,211

Securities available for sale, at fair value	370,427	173,833
Securities held to maturity, at amortized cost (fair value of $0 as of December 31, 2009 and $8,879 as of December 31, 2008)	-	8,861
Federal Home Loan Bank and Pacific Coast Bankers Bank stock, at cost	15,673	15,673
Loans, net of allowance for loan losses of $58,543 as of December 31, 2009 and $38,172 as of December 31, 2008	1,455,824	1,669,476
Loans held for sale, at the lower of cost or market	23,318	9,864
Premises and equipment, net	13,368	14,739
Customers' liability on acceptances	2,341	4,503
Other real estate owned, net	4,278	-
Accrued interest receivable	6,879	7,477
Deferred income taxes, net	12,313	19,855
Investments in affordable housing partnerships	11,522	12,936
Cash surrender value of life insurance	12,392	11,992
Income tax receivable	15,378	-
Goodwill	-	1,253
Intangible assets, net	-	213
Prepaid assessment fees	11,483	-
Other assets	4,802	7,723
Total	$2,192,800	$2,056,609

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing	$352,395	$310,154
Interest-bearing	1,395,276	1,293,365
Total deposits	1,747,671	1,603,519

Acceptances outstanding	2,341	4,503
Accrued interest payable	5,803	7,268
Other borrowed funds	148,443	193,021
Long-term subordinated debentures	18,557	18,557
Accrued expenses and other liabilities	13,927	15,174
Total liabilities	1,936,742	1,842,042
Commitments and Contingencies	-	-
Shareholders' Equity
Preferred stock, no par value, 10,000,000 shares authorized; issued and outstanding, 128,500 shares and 55,000 shares as of December 31, 2009 and December 31, 2008, respectively
Series A, cumulative, issued and outstanding 55,000 shares as of December 31, 2009 and 2008	53,171	52,959
Series B, non-cumulative, convertible, issued and outstanding 73,500 shares and none as of December 31, 2009 and 2008, respectively	70,000	-
Common stock, no par value; authorized 40,000,000 shares; issued and outstanding, 20,160,726 shares and 16,789,080 shares (including 10,050 shares and 10,400 shares of unvested restricted stock) as of December 31, 2009 and December 31, 2008, respectively	88,060	74,254
Retained earnings	41,314	85,846
Accumulated other comprehensive income, net of tax	3,513	1,508
Total shareholders' equity	256,058	214,567
Total	$2,192,800	$2,056,609

Tangible common equity per common share	$6.54	$9.42
Tangible common equity to tangible assets	6.01%	7.69%

CENTER FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended			Twelve Months Ended December 31,
	12/31/09	9/30/09	12/31/08	2009	2008
Interest and Dividend Income:
Interest and fees on loans	$21,378	$23,128	$27,427	$93,559	$122,424
Interest on federal funds sold	108	162	15	418	105
Interest on investment securities	2,774	2,426	2,169	9,834	8,678
Total interest and dividend income	24,260	25,716	29,611	103,811	131,207

Interest Expense:
Interest on deposits	7,266	9,031	9,266	34,935	46,126
Interest expense on long-term subordinated debentures	145	156	344	674	1,187
Interest on borrowed funds	1,639	1,736	2,164	6,975	9,294
Total interest expense	9,050	10,923	11,774	42,584	56,607

Net interest income before provision for loan losses	15,210	14,793	17,837	61,227	74,600
Provision for loan losses	22,625	10,561	19,848	77,472	26,178
Net interest (loss) income after provision for loan losses	(7,415)	4,232	(2,011)	(16,245)	48,422

Noninterest Income:
Customer service fees	2,009	2,008	2,014	8,013	7,658
Fee income from trade finance transactions	587	543	572	2,266	2,520
Wire transfer fees	300	275	332	1,120	1,153
Gain on sale of loans	-	-	-	-	1,017
Loan service fees	188	167	356	814	1,357
Impairment loss on securities available for sale	-	-	(2,611)	-	(9,889)
Other income	340	349	577	1,766	1,670
Total noninterest income	3,424	3,342	1,240	13,979	5,486

Noninterest Expense:
Salaries and employee benefits	4,159	4,671	4,545	17,804	23,726
Occupancy	1,232	1,214	1,206	4,876	4,480
Furniture, fixtures, and equipment	653	713	565	2,410	2,103
Data processing	572	591	543	2,280	2,169
Legal fees	263	174	73	1,087	2,203
Accounting and other professional service fees	442	425	321	1,629	1,362
Business promotion and advertising	455	289	477	1,426	1,900
Stationery and supplies	208	104	131	526	560
Telecommunications	167	185	220	672	757
Postage and courier service	87	79	205	359	789
Security service	263	269	280	1,038	1,131
Regulatory assessment	558	642	312	3,435	1,265
OREO related expenses	605	1,152	2	1,910	71
Impairment of goodwill and intangible assets	1,413	-	-	1,413	-
Other operating expenses	1,400	1,195	1,277	5,205	12,819
Total noninterest expense	12,477	11,703	10,157	46,070	55,335

Loss before income tax provision (benefit)	(16,468)	(4,129)	(10,928)	(48,336)	(1,427)
Income tax provision (benefit)	7,999	(1,605)	(4,808)	(5,834)	(1,647)

Net (loss) income	(24,467)	(2,524)	(6,120)	(42,502)	220

Preferred stock dividends and accretion of preferred stock discount	(744)	(742)	(155)	(2,952)	(155)
Net (loss) income available to common shareholders	(25,211)	(3,266)	(6,275)	(45,455)	65

Other comprehensive income - unrealized gain on available-for-sale securities, net of income tax expense	(64)	1,365	1,464	2,927	1,602

Comprehensive (loss) income	$(24,531)	$(1,159)	$(4,656)	$(39,575)	$1,822

(Loss) earnings per share:
Basic	$(1.41)	$(0.19)	$(0.37)	$(2.66)	$-
Diluted	$(1.41)	$(0.19)	$(0.37)	$(2.66)	$-

Weighted average shares outstanding - basic	17,933,000	16,789,000	16,788,000	17,077,000	16,526,000
Weighted average shares outstanding - diluted	17,933,000	16,789,000	16,815,000	17,077,000	16,560,000

CENTER FINANCIAL CORPORATION
SELECTED FINANCIAL DATA (Unaudited)
(Dollars in thousands)
	Three Months Ended
	12/31/09		9/30/09		12/31/08

	Average	Rate/	Average	Rate/	Average	Rate/
	Balance	Yield	Balance	Yield	Balance	Yield
Assets:
Interest-earning assets:
Loans	$1,506,443	5.63%	$1,553,814	5.91%	$1,712,834	6.37%
Federal funds sold	182,823	0.23	254,853	0.25	10,664	0.56
Investments	322,311	3.41	251,891	3.82	188,268	4.58
Total interest-earning assets	2,011,578	4.78	2,060,558	4.95	1,911,766	6.16
Noninterest - earning assets:
Cash and due from banks	86,634		84,367		45,105
Bank premises and equipment, net	13,579		13,975		14,814
Customers' acceptances outstanding	1,832		2,587		4,081
Accrued interest receivables	6,857		7,427		7,365
Other assets	65,791		62,418		43,344
Total noninterest-earning assets	174,694		170,774		114,709

Total assets	$2,186,271		$2,231,332		$2,026,475

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
Deposits:
Money market and NOW accounts	$542,529	1.35%	$496,907	1.75%	$402,482	2.52%
Savings	79,824	2.96	80,529	3.24	51,731	3.48
Time certificates of deposit over $100,000	535,768	2.20	597,068	2.64	615,768	3.25
Other time certificates of deposit	306,417	2.40	341,459	2.56	137,787	3.58
	1,464,538	1.97	1,515,963	2.36	1,207,768	3.05
Other borrowed funds	148,049	4.39	159,775	4.31	266,839	3.23
Long-term subordinated debentures	18,557	3.10	18,557	3.34	18,557	7.37
Total interest-bearing liabilities	1,631,144	2.20	1,694,295	2.56	1,493,164	3.14
Noninterest-bearing liabilities:
Demand deposits	340,719		322,370		329,467
Total funding liabilities	1,971,863	1.82%	2,016,665	2.15%	1,822,631	2.57%
Other liabilities	14,040		14,611		23,810
Total noninterest-bearing liabilities	354,759		336,981		353,277
Shareholders' equity	200,368		200,056		180,034
Total liabilities and shareholders' equity	$2,186,271		$2,231,332		$2,026,475

Net interest income
Cost of deposits		1.60%		1.95%		2.40%
Net interest spread		2.58%		2.39%		3.02%
Net interest margin		3.00%		2.85%		3.71%

CENTER FINANCIAL CORPORATION
SELECTED FINANCIAL DATA (Unaudited)
(Dollars in thousands)
	For the Year Ended December 31,
	2009		2008
		Annualized		Annualized
	Average	Average	Average	Average
	Balance	Rate/Yield	Balance	Rate/Yield
Assets:
Interest-earning assets:
Loans	$1,587,336	5.89%	$1,779,420	6.88%
Federal funds sold	181,037	0.23	6,144	1.71
Investments	251,921	3.90	179,066	4.85
Total interest-earning assets	2,020,294	5.14%	1,964,630	6.68%
Noninterest - earning assets:
Cash and due from banks	66,698		52,851
Bank premises and equipment, net	14,168		14,509
Customers' acceptances outstanding	2,830		4,156
Accrued interest receivables	7,045		7,651
Other assets	57,020		40,675
Total noninterest-earning assets	147,761		119,842

Total assets	$2,168,055		$2,084,472

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
Deposits:
Money market and NOW accounts	$496,342	1.78%	$363,356	2.94%
Savings	68,926	3.27	53,601	3.42
Time certificate of deposits over $100,000	627,703	2.35	724,384	3.98
Other time certificate of deposits	247,824	3.66	124,741	3.86
	1,440,795	2.42	1,266,082	3.64
Other borrowed funds	163,120	4.28	258,151	3.60
Long-term subordinated debentures	18,557	3.63	18,557	6.40
Total interest-bearing liabilities	1,622,472	2.62	1,542,790	3.67
Noninterest-bearing liabilities:
Demand deposits	318,534		349,902
Total funding liabilities	1,941,006	2.19%	1,892,692	2.99%
Other liabilities	17,569		24,020
Shareholders' equity	209,480		167,760
Total liabilities and shareholders' equity	$2,168,055		$2,084,472

Net interest income

Cost of deposits		1.99%		2.85%
Net interest spread		2.51%		3.01%
Net interest margin		3.03%		3.80%

CENTER FINANCIAL CORPORATION
SELECTED FINANCIAL DATA (Unaudited)
(Dollars in thousands)	As of the Dates Indicated
	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Loans
Real Estate:
Construction	$21,014	$21,800	$37,224	$53,072	$61,983
Commercial	1,007,794	1,095,858	1,104,496	1,131,682	1,134,793
Commercial	295,289	290,675	320,005	313,065	334,350
Trade Finance	39,290	43,602	52,000	48,813	63,479
SBA	49,933	43,969	38,401	37,962	37,027
Consumer and other	125,560	97,841	95,417	79,868	88,423
Total Gross Loans	1,538,880	1,593,745	1,647,543	1,664,462	1,720,055

Less:
Allowance for Losses	58,543	63,978	65,197	49,778	38,172
Deferred Loan Fees	331	483	555	1,188	1,359
Discount on SBA Loans Retained	864	931	1,016	1,102	1,184
Total Net Loans and Loans Held for Sale	$1,479,142	$1,528,353	$1,580,775	$1,612,394	$1,679,340

As a percentage of total gross loans:
Real estate:
Construction	1.4%	1.4%	2.3%	3.2%	3.6%
Commercial	65.5%	68.8%	67.0%	68.0%	66.0%
Commercial	19.2%	18.2%	19.4%	18.8%	19.4%
Trade finance	2.6%	2.7%	3.2%	2.9%	3.7%
SBA	3.2%	2.8%	2.3%	2.3%	2.2%
Consumer	8.1%	6.1%	5.8%	4.8%	5.1%
Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%

	As of the Dates Indicated
	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Deposits
Demand deposits (noninterest-bearing)	$352,395	$332,541	$314,621	$306,112	$310,154
Money market accounts and NOW	528,330	503,006	530,410	470,741	447,275
Savings	86,567	77,698	77,958	52,683	52,692
	967,292	913,245	922,989	829,536	810,121
Time deposits
Less than $100,000	256,020	322,141	335,440	321,456	312,136
$100,000 or more	524,358	574,829	596,519	513,076	481,262
Total deposits	$1,747,670	$1,810,215	$1,854,948	$1,664,068	$1,603,519

As a percentage of total deposits:
Demand deposits (noninterest-bearing)	20.2%	18.4%	17.0%	18.4%	19.3%
Money market accounts and NOW	30.2%	27.8%	28.6%	28.3%	27.9%
Savings	5.0%	4.2%	4.2%	3.1%	3.3%
	55.4%	50.4%	49.8%	49.8%	50.5%
Time deposits
Less than $100,000	14.6%	17.8%	18.1%	19.3%	19.5%
$100,000 or more	30.0%	31.8%	32.1%	30.9%	30.0%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

CENTER FINANCIAL CORPORATION
SELECTED FINANCIAL DATA (Unaudited)
(Dollars in thousands)
	12/31/2009	9/30/2009	12/31/2008
Nonperforming loans:
Construction Real Estate	$8,441	$5,309	$1,951
Commercial Real Estate	42,678	25,167	13,128
Commercial	8,290	8,236	2,272
Consumer	339	909	369
Trade Finance	1,498	1,196	1,196
SBA	2,207	2,185	1,538

Total nonperforming loans	63,453	43,002	20,454
Other real estate owned	4,278	4,813	-

Total nonperforming assets	67,731	47,815	20,454

Guaranteed portion of nonperforming SBA loans	2,816	3,134	2,110
Total nonperforming assets, net of SBA guarantee	$64,915	$44,681	$18,344
Performing TDRs not included above	$4,414	$4,392	$-

Nonperforming loans as a percent of total gross loans	4.12%	2.70%	1.19%
Nonperforming assets as a percent of total loans and other real estate owned	4.39	2.99	1.19

Delinquent loans 30-89 days past due	$13,439	$15,638	$16,737
Total nonperforming loans	63,453	43,002	20,454
Total delinquent loans	$76,892	$58,640	$37,191

	Year	Nine Months	Year
	Ended	Ended	Ended
	12/31/2009	9/30/2009	12/31/2009
Balances
Average total loans outstanding during the period	$1,637,703	$1,661,384	$1,800,972
Total loans outstanding at end of period*	$1,537,685	$1,592,331	$1,717,511
* Net of deferred loan fees and discount on SBA loans sold
Allowance for Loan Losses:
Balance at beginning of period	$38,172	$38,172	$20,477
Charge-offs:
Construction Real Estate	6,844	5,078	402
Commercial Real Estate	23,742	7,173	319
Commercial	23,795	15,305	4,403
Consumer	1,599	1,298	2,040
SBA	941	786	581
Trade Finance	911	-	1,144
Total charge-offs	57,832	29,640	8,889
Recoveries
Real estate	-	-	-
Commercial	269	253	128
Consumer	394	299	131
SBA	67	46	135
Trade Finance	1	1	12
Total recoveries	731	599	406
Net loan charge-offs	57,101	29,041	8,483
Provision for loan losses	77,472	54,847	26,178
Balance at end of period	$58,543	$63,978	$38,172

Ratios:
Net loan charge-offs to average loans	3.49%	2.33%	0.47%
Provision for loan losses to average total loans	4.73	4.40	1.45
Allowance for loan losses to gross loans at end of period	3.81	4.01	2.22
Allowance for loan losses to total nonperforming loans	96.4	148.8	186.6
Net loan charge-offs to allowance for loan losses at end of period	97.54	60.52	22.22
Net loan charge-offs to provision for loan losses	73.71	52.95	32.41

CENTER FINANCIAL CORPORATION
SELECTED FINANCIAL DATA (Unaudited)

	Three Months Ended			Twelve Months Ended
Performance ratios:	12/31/2009	9/30/2009	12/31/2008	12/31/2009	12/31/2008
(Loss) return on average assets	(4.44)%	(0.45)%	(1.20)%	(1.96)%	0.01%
(Loss) return on average equity	(48.45)	(5.01)	(13.53)	(20.29)	0.13
Efficiency ratio	66.95	64.53	53.25	61.26	69.09
Net loans to total deposits at period end	84.64	84.43	104.73	84.64	104.73
Net loans to total assets at period end	67.45	69.41	81.66	67.45	81.66

Capital ratios:
Leverage capital ratio
Consolidated Company	12.40%	9.45%	11.28%
Center Bank	12.00	9.03	10.64
Tier 1 risk-based capital ratio
Consolidated Company	16.38	12.14	12.58
Center Bank	15.83	11.58	11.87
Total risk-based capital ratio
Consolidated Company	17.66	13.42	13.84
Center Bank	17.11	12.86	13.13

CENTER FINANCIAL CORPORATION
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(Dollars in thousands, except per share data)

	12/31/2009	12/31/2008

Total shareholders' equity	$256,058	$214,567
Less : Preferred stock	(123,171)	(52,959)
Common stock warrant	(1,026)	(2,051)
Goodwill and intangible assets, net	-	(1,466)
Tangible common equity	$131,862	$158,091

Total assets	$2,192,800	$2,056,609
Less : Goodwill and intangible assets, net	-	(1,466)
Tangible assets	$2,192,800	$2,055,143

Common shares outstanding	20,160,726	16,789,080

Tangible common equity per common share	$6.54	$9.42
Tangible common equity to tangible assets	6.01%	7.69%

CONTACT:
Center Financial Corporation
Lonny Robinson, Chief Financial Officer
213-401-2311
lonnyr@centerbank.com
or
PondelWilkinson Inc.
Angie Yang, Investor Relations
310-279-5967
ayang@pondel.com